Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-752-1240

BPZ Energy to Transfer Listing to New York Stock Exchange

Houston—October 20, 2009—BPZ Resources, Inc. (NYSE Amex: BPZ) announces that it has received authorization to transfer the listing of its common stock from the NYSE Amex to the New York Stock Exchange (NYSE).  The Company anticipates trading of the common stock on the NYSE, under its current ticker symbol “BPZ”, will begin on October 26, 2009.

Manolo Zuñiga, President and Chief Executive Officer commented “The move to the New York Stock Exchange, one of the world’s premiere stock exchanges, is another step in the growth of BPZ Energy into a world class energy company.  We are pleased to be making this transition, which we believe provides our investors with increased liquidity and visibility under the NYSE umbrella.”

“We are pleased to welcome BPZ Energy, a leading player in the energy sector, to the NYSE”, said Scott Cutler, Head of Listings, Americas and EVP, NYSE Euronext.  “Moving from NYSE Amex to the NYSE is a significant milestone, and BPZ Energy is to be congratulated on this achievement.  The NYSE looks forward to providing the company and its shareholders with the highest levels of quality and service.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.